UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒ Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Soliciting Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASI Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

CASI PHARMACEUTICALS, INC.

SUPPLEMENT DATED JUNE 7, 2021
TO THE PROXY STATEMENT DATED MAY 10, 2021
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2021

On May 10, 2021, CASI Pharmaceuticals, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders scheduled for June 15, 2021 (the “2021 Annual Meeting”). The Company is providing this supplemental disclosure in connection with Proposal 4 --“To approve the issuance of equity compensation to the Company’s Chairman and Chief Executive Officer pursuant to Nasdaq Listing Rule 5635(c) and, if applicable, Nasdaq Listing Rule 5635(b)” (the “Option Grant”) described in the Proxy Statement.

This Supplement does not change the proposals to be acted on at the 2021 Annual Meeting or the Board’s recommendations with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or revised by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

Voting. If you have already submitted a proxy to vote your shares, either by returning a completed proxy card or voting instruction form or by internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote.

If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Proxy Statement. If you have submitted your proxy, you may change or revoke your vote before it is voted at the 2021 Annual Meeting by following the instructions as described in the Proxy Statement.

Reasons for the Option Grant. On pages 31-32 of the Proxy Statement, the Company provided background and cited the reasons for the Compensation Committee’s and the Board of Director’s (the “Board”) approval and recommendation of the Option Grant. The following supplements that description.

The Board recognizes that Dr. He has transformed the Company from a clinical-stage pharmaceutical company with little or no revenues into an integrated platform for commercial sales in China, including sales and marketing teams, distribution channels, and, in the future, manufacturing capabilities. In addition, under Dr. He’s leadership, the Company is continuing to build a robust pipeline of drug candidates for development and commercialization in China, with Dr. He directing the in-licensing of additional key pipeline assets, including CID-103, BI-1206 and CB-5339. Dr. He also helped secure worldwide rights for CID-103.

Dr. He has a strategic vision for the Company and a unique and deep understanding of the China market. Accordingly, he plays a pivotal role in the future success of the Company. In addition, through his contacts in China and international financial markets, Dr. He has helped the Company to raise significant funds for its continuing operations.

1

Dr. He is a successful entrepreneur in the life sciences industry -- generally founding and focusing on start-up and early stage companies. Dr. He and funds that he manages are compensated only if the companies in which they invest are successful and stockholder value is created. The Compensation Committee, comprised entirely of independent directors in accordance with Nasdaq’ requirements, and the Board consider Dr. He to be the founder of the Company in its current form and an essential component to its future success. As such, the Board and Compensation Committee believe that Dr. He’s compensation should be aligned with the growth of the Company and increases in stockholder value.

As a part of the Compensation Committee’s development of a compensation proposal intended to ensure Dr. He’s continued leadership and to incentivize him to create significant stockholder value, the members of the Compensation Committee engaged in various informal discussions regarding the need to compensate Dr. He for his leadership in the Company’s rebirth and recent accomplishments. A member of the Compensation Committee discussed with Dr. He the need and desire of the Board to evaluate and establish an appropriate compensation package for his continued services as the Company’s chief executive officer. Dr. He and the members of the Compensation Committee were aware of several examples of equity-driven executive compensation plans that maximized alignment with stockholders’ interest. Dr. He suggested that the Compensation Committee consider reducing his 2021 annual cash compensation from $585,166 to $100,000 until the fourth anniversary of the 2021 Annual Meeting (unless otherwise determined by the Board). This reduction in Dr. He’s annual salary would preserve almost $2 million of cash for the Company over the next four years. In addition, the Compensation Committee considered making a grant of stock options to Dr. He from which he would benefit only if he created significant stockholder value. Dr. He suggested that stock options should have both time-based and performance-driven vesting conditions.

Following further discussion among its members, the Compensation Committee convened two meetings at which compensation arrangements for Dr. He were discussed -- including the reduction in salary and the Option Grant. The Compensation Committee recommended an option package for Dr. He that includes two distinct components – time and performance-based elements. The time-based component of the Option Grant is intended to encourage Dr. He to remain with, and devote his time and continued attention to, the Company. The Compensation Committee designed the performance-based element of the Option Grant to reward Dr. He only if the Company meets product sales milestones. Those milestones are based on a significant growth in “product sales” recorded by the Company in accordance with U.S. GAAP. The Compensation Committee believes that the performance standards will incentivize Dr. He to continue to introduce additional commercial products into the Company’s pipeline for sale in China and other parts of the world. In order for the performance-based option to vest in full over the four year performance period, the Company’s cumulative product sales would have to increase more than 800% from cumulative product sales of Evomela® launched in August 2019 through the first quarter ended March 31, 2021. The options will expire at the end of the performance period to the extent that the performance standards are not met and the options have not vested.

2

In considering the Option Grant, the Compensation Committee also recognized that Dr. He’s reported beneficial ownership, as disclosed on pages 7 and 8 of the Proxy Statement, derives primarily from his position as founder and managing member of each of Emerging Technology Partners, LLC, which is the general partner of ETP Global Fund L.P. and ETP BioHealth III Fund, L.P. Through its investment funds, ETP manages the capital of unaffiliated third-party investors. Although Dr. He may have indirect voting and investment control over the investments of those funds, he does not have exclusive direct economic interest in those investments. Collectively, investment funds of which ETP is the general partner, beneficially own 12,207,986 shares, or 8.66%. Dr. He’s personal beneficial ownership is 12,394,008 shares, or 8.4%, including 7,710,014 shares of common stock underlying options exercisable within 60 days. Disregarding those stock options, Dr. He owns 4,683,994 shares of common stock, all of which he purchased using personal funds.

Use of Compensation Consultants. The Compensation Committee relied upon each of its member’s independent judgment and experience in connection with developing and recommending the terms and conditions of the Option Grant. Although not used for formal benchmarking purposes or directly relevant to its recommendation, the Compensation Committee also requested and received abstracts of certain compensation data sourced from publicly available information and summarized by a consultant engaged by CASI’s wholly-owned subsidiary in China, as well as a consultant who has advised the Compensation Committee in the past.

Accounting Considerations. FASB Accounting Standards Codification Topic 718 for Compensation-Stock Compensation (“ASC Topic 718”) requires companies to measure the compensation expense for all stock-based compensation awards made to employees based on the grant date “fair value” of these awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an employee is required to render service in exchange for the time-based options. Compensation cost associated with performance-based options is recognized when it is determined that it is probable that the performance condition will be achieved.

Assuming stockholders approve the Option Grant, the recognition of stock-based compensation expense for the Option Grant will begin on June 15, 2021(the grant date for accounting purposes). Further assuming that Dr. He continues to serve as CEO through June 30, 2025 and that both the time- and performance-based options vest in full, based on the information currently available to it, the Company estimates that the total stock-based compensation expected to be recorded by the Company as a non-cash charge to operating expense would be approximately $9.66 million. Subject to the same assumptions, the non-cash operating expense at June 30, 2021 is estimated to be approximately $0.15 million.

The Company calculated the amounts provided in the above illustration using the Black-Scholes-Merton valuation model to estimate the fair value of service based and performance-based stock options granted to employees. Option valuation models, including Black-Scholes-Merton, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions include the risk-free interest rate, expected dividend yield, expected volatility, and the expected life term of the award.

3

The accounting estimate for the “fair value” of the awards is not a reflection of the actual likelihood or probability that any or all milestones will be met, or of the actual value of shares that ultimately may be issued. In that regard, the performance hurdles in the Option Grant are significant, prospective and may or may not be achieved.

4